Exhibit 99.1

FOR IMMEDIATE RELEASE
	CONTACT:	Toys “R” Us, Inc.
Kathleen Waugh
646-366-8823
973-617-5888

TOYS “R” US, INC. ANNOUNCES COMP STORE SALES FOR HOLIDAY 2006

WAYNE, NJ – January 10, 2007 –Toys “R” Us, Inc. today reported its comparable store sales for the nine-week holiday selling season from October 29 to December 30, 2006.

The Toys “R” Us, U.S. division achieved a comparable store sales increase of 4.1%. These results were driven by strong innovation in toy offerings, better in-stock positions, improved execution at the store level, exciting marketing and high customer demand for a number of hot items, including: “T.M.X”™ Elmo and the Kid-Tough™ Digital Camera from Fisher-Price®; Wii™ from Nintendo®; PlayStation® 3 from Sony; exclusive products and strong private brands such as You & Me™.

The Babies “R” Us division experienced a comparable store sales increase of 6.0% in the nine-week period. Its continued authoritative position in the baby products sector and its accelerated growth strategy contributed to this good performance.

Internationally, the company reported a comparable store sales increase of 1.9% for the nine-week period and noted that it continues to aggressively expand its global business. In November, the company opened a store in Shanghai – its first store in mainland China.

“We are extremely pleased with our holiday sales results,” said Jerry Storch, Chairman and CEO, Toys “R” Us, Inc. “While the company demonstrated strong results overall, the U.S. toy division had one of its best seasons in many years. This solid performance across the company underscores the fact that the strategic changes we are making to improve our business have created a much better shopping experience for our customers.”

The company’s overall fourth quarter performance will be reported in its Annual Report on Form 10-K, which will be filed before May 4, 2007.

About Toys “R” Us, Inc.

Toys “R” Us is the world’s leading specialty toy retailer. Currently it sells merchandise through more than 1,500 stores, including 587 stores in the U.S. and 678 international toy stores, which includes licensed and franchise stores, and through its Internet site at www.toysrus.com. Babies “R” Us is the largest baby product specialty store chain in the world and a leader in the juvenile industry, and sells merchandise through 248 stores in the U.S. as well as on the Internet at www.babiesrus.com.

The statements to be made today may include “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. All statements made that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. These statements are subject to risks, uncertainties and other factors, including, among others, those set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with these statements). We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.